Exhibit 99.1

SUNAIR REPORTS SECOND QUARTER RESULTS

FOR IMMEDIATE RELEASE:

Fort Lauderdale, Fl. (May 4, 2004). Sunair Electronics, Inc. (AMEX – SNR) announced today the results for the second quarter ended March 31, 2004.

Sunair earned net income of $620,562 in the second quarter of fiscal 2004 on revenues of $3,281,575 as compared to net income of $63,305 on revenues of $1,309,937 for the quarter ended March 31, 2003. Primary earnings per share for the quarter was $0.16 compared to $0.02 for the same period last year, an increase of 700.0%. The Company announced these earnings met expectations.

The Company earned net income of $793,101 for the first six months of the current fiscal year on revenues of $4,659,491 as compared to net income of $132,357 on revenues of $2,469,691 for the six months ended March 31, 2003. Primary earnings per share for the six months was $0.21 compared to $0.04 for the same period last year, an increase of 425.0%.

The Company’s revenues in the second quarter was due in part to the shipment of the $1.7 million delivery order received in the first quarter of this year. Backlog at March 31, 2004 was $3,331,610. The majority of the current backlog is expected to be delivered this fiscal year.

SUNAIR ELECTRONICS, INC. & SUBSIDIARY

CONSOLIDATED SUMMARY OF INCOME FOR THE PERIOD

ENDED MARCH 31, 2004 (UNAUDITED)

	Six Months		Three Months
	2004	2003	2004	2003

REVENUES	$4,659,491	$2,469,691	$3,281,575	$1,309,937
INCOME BEFORE TAXES	1,101,701	204,157	910,662	97,205
PROVISION FOR INCOME TAXES	(308,600)	(71,800)	(290,100)	(33,900)
NET INCOME	$793,101	$132,357	$620,562	$63,305
AVERAGE SHARES OUTSTANDING	3,787,249	3,692,570	3,809,777	3,692,570
EARNINGS PER COMMON SHARE	$0.21	$0.04	$0.16	$0.02

Information Regarding Forward Looking Statements

Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission (the “SEC’). Copies of our SEC filings are available form the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date.

LOCAL CONTACT: SYNNOTT B. DURHAM, TREASURER/CFO (954) 525-1505